Exhibit 99.(h)(4)

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of the 3rd day of March, 2026, by and between each Trust (hereinafter each a “Trust”, and collectively the “Trusts” as applicable) on behalf of each of their respective series (hereinafter, each a “Fund”) listed on Appendix A hereto (as such Appendix be amended from time to time) and THE BANK OF NEW YORK MELLON, a New York corporation authorized to do a banking business having its principal office and place of business at 240 Greenwich Street, New York, New York 10286 (the “Bank”).

WHEREAS, the Trust , on behalf of a Fund, will ordinarily issue for purchase and redeem shares of the applicable Fund (the “Shares”) only in aggregations of Shares known as “Creation Units”, as referred to in the prospectus of the Trust from time to time (each a “Creation Unit”) the composition of which shall be specified by the Trust with respect to a Fund from time to time;

WHEREAS, The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee (Cede & Co.), will be the registered owner (the “Shareholder”) of all Shares; and

WHEREAS, the Trust, on behalf of a Fund, desires to appoint the Bank as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Bank desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.            Terms of Appointment; Duties of the Bank

1.1            Subject to the terms and conditions set forth in this Agreement, the Trust, on behalf of its Funds, hereby employs and appoints the Bank to act as, and the Bank agrees to act as, its transfer agent for the authorized and issued Shares, and as the Trust’s dividend disbursing agent.

1.2            Pursuant to such appointment, the Bank agrees that it will perform the following services:

(a)            In accordance with the terms and conditions of this Agreement and Authorized Participant Agreements prepared by the Trust’s distributor (“Distributor”), a copy of which is attached hereto as Exhibit A and in accordance with a Fund’s current prospectus and statement of additional information, and any effective amendments thereto actually provided to the Bank, the Bank shall:

(i)            Perform and facilitate the performance of purchases and redemptions of Creation Units;

(ii)           Prepare and transmit by means of DTC’s book-entry system payments for dividends and distributions on or with respect to the Shares declared by the Trust on behalf of the applicable Trust;

(iii)          Maintain separate and distinct records for each Fund with respect to the record of the name and address of the Shareholder and the number of Shares issued by a Fund and held by the Shareholder in a Fund and maintain the record of the name and address of each Authorized Participant (as defined in the Authorized Participant Agreement);

(iv)          Record the issuance of Shares of each Fund and maintain a record of the total number of Shares for each Fund which are outstanding, and, based upon data provided to it by the Trust, the total number of authorized Shares. The Bank shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust.

(v)          Prepare and transmit to the Trust and the Trust’s administrator and to any applicable securities exchange (as specified to the Bank by the Trust or its administrator) information with respect to purchases and redemptions of Shares;

(vi)          On days that the Trust, on behalf of a Fund, may accept orders for purchases or redemptions of Shares (pursuant to the Authorized Participant Agreement), calculate and transmit to the Distributor and the Trust’s administrator the number of outstanding Shares;

(vii)         On days that the Trust, on behalf of a Fund, may accept orders for purchases or redemptions of Shares (pursuant to the Authorized Participant Agreement), transmit to the Trust and DTC the amount of Shares purchased on such day;

(viii)        Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request;

(ix)          Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;

(x)           Extend the voting rights to the Shareholder for extension by DTC to DTC participants and the beneficial owners of Shares in accordance with policies and procedures of DTC for book-entry only securities;

(xi)           Distribute or maintain, as directed by the Trust, amounts related to a Fund’s purchases and redemptions of Creation Units, dividends and distributions, variation margin on derivative securities and collateral;

(xii)         Send to the National Securities Clearance Corporation (“NSCC”) on the evening of each trade day a portfolio composition file for each Fund displaying the individual securities and the weightings that make up each Fund’s basket for the following trade day;

(xiii)        Create and maintain separate and distinct books and records for a Fund of the Trust specified by the Trust in Schedule A attached hereto;

(xiv)       Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify and make available information to the Trust on a daily basis the net number of Shares either redeemed or purchased on such Business Day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed;

(xv)        Receive from the Distributor (as defined in the Participant Agreement) or from its agent purchase orders from Authorized Participants (as defined in the Participant Agreement) for Creation Unit aggregations of Shares received in good form and accepted by or on behalf of the Trust by the Distributor, generate or cause to be generated and transmitted confirmation of receipt of purchase orders to Authorized Participants; promptly transmit appropriate trade instructions to the NSCC, if applicable, and pursuant to such orders issue the appropriate number of Shares of and hold such Shares in the account of the Shareholder of a Fund of the Trust;

(xvi)        Receive from the Authorized Participants redemption requests, deliver the appropriate documentation thereof to The Bank of New York as custodian for the Trust (the “Custodian”), generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the NSCC, if applicable, and redeem the appropriate number of Creation Unit aggregations of Shares held in the account of the Shareholder and at the appropriate time as and when it receives the relevant securities or monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner, such relevant securities or monies, if any, to the redeeming Authorized Participant; and

(xvii)       Confirm the name, U.S taxpayer identification number and principal place of business of each Authorized Participant.

(xviii)      The Bank may execute transactions directly with Authorized Participants to the extent necessary or appropriate to enable the Bank to carry out any of the duties set forth above.

(xix)         Process any request from an Authorized Participant to change its account registration (including, without limitation, the processing of changes to any Personal Identification Numbers (PINS) or other identification procedures used by the Bank in connection with transactions by Authorized Participants);

(xx)          Except as otherwise instructed by the Trust, on behalf of a Fund, the Bank shall process all transactions for each Fund in accordance with the policies and procedures mutually agreed upon between the Trust and the Bank with respect to the proper net asset value to be applied to purchases received in good order by the Bank or from an Authorized Participant before any cut-offs established by the Trust, and such other matters set forth in items (i) through (xvii) above as these policies and procedures are intended to address. The Bank shall report to the Trust any known exceptions to the foregoing.

(b)           The Bank may maintain and manage, as agent for the Trust and its Funds, such accounts as the Bank shall deem necessary for the performance of its duties under this Agreement, including, but not limited to, the processing of Creation Unit purchases and redemptions; accepting and effectuating the registration and maintenance of accounts, and the purchase and redemption of Creation Units in such accounts, in accordance with instructions transmitted to and received by the Bank by transmission from NSCC on behalf of Authorized Participants; and (2) issue instructions to a Fund’s banks for the settlement of transactions between the Fund and NSCC (acting on behalf of the applicable Authorized Participant); and the payment of dividends and distributions. The Bank may maintain such accounts at financial institutions deemed appropriate by the Bank in accordance with applicable law.

(c)           In addition to the services set forth in the above sub-section 1.2(a), the Bank shall: perform the customary services of a transfer agent and dividend disbursing agent including, but not limited to, maintaining the account of the Shareholder, maintaining the items set forth on Schedule A attached hereto, and performing such services identified in each Authorized Participant Agreement. The Bank shall provide the office facilities and the personnel required by it to perform the services contemplated herein at no additional cost to the Trust.

(d)           The following shall be delivered by the Bank to DTC participants as identified by DTC as the Shareholder for book-entry only securities:

(i)            Annual and semi-annual reports of the Trust and its Funds;

(ii)           Trust proxies, proxy statements and other proxy soliciting materials;

(iii)          Fund prospectuses and amendments and supplements thereto, including stickers; and

(iv)          Other communications as the Trust may from time to time identify as required by law or as the Trust may reasonably request.

(v)           The Bank shall provide additional services, if any, as may be agreed upon in writing by the Trust and the Bank.

(e)            The Bank shall keep records relating to the services to be performed hereunder, in the form and manner required by applicable laws, rules, and regulations under the Investment Company Act of 1940, as amended (the “1940 Act”) and to the extent required by Section 31 of the 1940 Act and the rules thereunder (the “Rules”) and (ii) the Commodity Exchange Act (“CEA”) in connection with the services provided hereunder for any Fund identified to the Bank in writing as being a commodity pool operated by a registered commodity pool operator. All such books and records shall be the property of the Trust, will be preserved, maintained and made available in accordance with such Section, Rules and the CEA and related regulations, and will be surrendered promptly to the Trust on and in accordance with its request or upon termination of this Agreement in the format reasonably specified by the Fund. The Trust and any of its authorized persons shall have access to such books and records in the possession or under control of the Bank at all times during the Bank’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records in the possession or under the control of the Bank shall be provided by Bank to the Trust or any of its authorized persons.

(f)            The Bank shall preserve for the period(s) required by (i) the 1940 Act and the CEA, as applicable, and (ii) any court order, regulatory action or subpoena communicated to the Bank by the Funds, the books and records required to be maintained thereunder. All such books and records shall be maintained in a form reasonably acceptable to the applicable Fund, and shall be reasonably arranged and indexed by the Bank in a manner that permits reasonably prompt location, access and retrieval of any particular record, including, if requested by a Fund, within the time period specified by applicable regulators. The Bank shall not destroy any files, records or documents created or maintained by the Bank pursuant to this Agreement except in accordance with its record retention policy as communicated to the Trusts from time to time or if such destruction is authorized by the Trust by means of written Instructions. Notwithstanding the above, if the format specified by the Fund is not a format the Bank utilizes to maintain the books and records, the Trust shall pay the expenses reasonably incurred by the Bank in converting such books and records to the requested format.

1.3            The Bank agrees to promptly notify the Trust in the event of any of the following:

(a)            Any of the representations and warranties of the Bank in Section 3 below cease to be true and correct;

(b)            The Bank is for any reason materially unable to perform any of its obligations under this Agreement; or

(c)            Except as may be prohibited by applicable law, any legal, regulatory or administrative proceedings that have been instituted against the Bank, which would materially impair the Bank’s ability to perform its duties and obligations under this Agreement.

2.            Fees and Expenses

2.1            The Bank shall receive from the Trust such compensation for the Bank’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice as set out under Section 2.3 below. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. The parties agree that any new fees and/or expenses to be charged to a Fund that are related to any changes to the services required by any new applicable law, rule or regulation shall be mutually agreed upon in advance.

2.2            In addition to the fee paid under Section 2.1 above, the Trust, on behalf of a Fund, agrees to reimburse the Bank for reasonable out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Bank for the items set out in the fee schedule or relating to dividend distributions and reports (whereas all expenses related to creations and redemptions of a Fund’s securities shall be borne by the relevant Authorized Participant in such creations and redemptions). In addition, any other expenses incurred by the Bank at the request or with the consent of the Trust, will be reimbursed by the Trust on behalf of a Fund.

2.3            The Trust, on behalf of its Funds, agrees to pay all fees and reimbursable expenses within thirty business days following the receipt of the respective billing notice accompanied by supporting documentation, as appropriate. Postage for mailing of dividends, proxies, Trust reports and other mailings to all shareholder accounts shall be advanced to the Bank by the Trust, on behalf of a Fund, at least seven (7) days prior to the mailing date of such materials following receipt of a billing invoice detailing the postage amount due.

2.4            The Trust, on behalf of its Funds, hereby represents and warrants to the Bank that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to the Bank or to the adviser to, or sponsor of, the Trust in connection with this Agreement, including, but not limited to, any fee waivers, reimbursements, or payments made, or to be made, by the Bank to such adviser or sponsor or to any affiliate of the Trust relating to this Agreement have been fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, and any such fees, expenses, and benefits.

2.5            Notwithstanding the foregoing, the Bank agrees that pursuant to separate contractual arrangements between the Trust and Baillie Gifford Overseas Limited (“BGOL”), the Funds’ investment adviser, BGOL may pay some or all of the amounts due and payable by the Trust under this Agreement on behalf of the Trust. The Bank further agrees that the Trust’s payment obligations hereunder may be satisfied by BGOL, provided that such payment by BGOL is equal to or greater than the amount due and payable by the Trust under this Agreement. Nothing herein shall be construed to limit the Trust’s ultimate responsibility for amounts due and payable under this Agreement in the event BGOL does not make such payment.

3.            Representations and Warranties of the Bank

The Bank represents and warrants to the Trust that:

It is and will continue to be a banking company duly organized and existing and in good standing under the laws of the State of New York.

It is and will continue to be duly qualified to carry on its business in the State of New York.

It is and will continue to be empowered under applicable laws and by its Charter and By-Laws to act as transfer agent and dividend disbursing agent and to enter into, and perform its obligations under, this Agreement.

All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

It is and will continue to be duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended, (the “1934 Act”) and it will remain so registered for the duration of this Agreement.

It is and will continue to be in full material compliance with federal and state laws applicable to its duties under this Agreement.

This Agreement, when executed and delivered by the parties hereto, will constitute a legal, valid and binding obligation of the Bank enforceable against the Bank in accordance with its terms.

The Agreement’s execution and performance will not cause a material breach or be in material conflict with any other agreement or obligation of the Bank or any law or regulation applicable to it.

4.            Representations and Warranties of the Trust

The Trust, on behalf of its Funds, represents and warrants to the Bank that:

It is duly organized and existing and in good standing under the laws of Delaware.

It is empowered under applicable laws and by its Agreement and Declaration of Trust and By-Laws to enter into and perform this Agreement.

It is an open-end management investment company registered under the 1940 Act.

A registration statement under the Securities Act of 1933, as amended, on behalf of each of each Fund will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale, in each case as required by applicable law.

The Trust hereby represents and warrants that it has established and implemented policies and procedure reasonably designed to maintain the confidentiality of any information relating to shareholders and potential shareholder information as contemplated by Regulation S-P promulgated by the Securities and Exchange Commission.

5.            Indemnification

5.1            The Bank shall not be responsible for, and the Trust, on behalf of itself and each Fund, severally and not jointly, shall indemnify and hold the Bank and its directors, officers, employees and agents harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, including, without limitation, those incurred by the Bank in a successful defense of any claims by the Trust, payments, expenses and liability (“Losses”) which may be sustained or incurred by or which may be asserted against the Bank in connection with or relating to this Agreement or the Bank’s actions or omissions with respect to this Agreement, or as a result of acting upon any instructions reasonably believed by the Bank to have been duly authorized by the Trust or upon reasonable reliance of information or records given or made by the Trust; provided that in each case such actions or omissions are taken in accordance with the Standard of Care and without negligence, bad faith, fraud, reckless disregard of its duties, or willful misconduct, and except for any Losses for which the Bank has accepted liability pursuant to Article 6 of this Agreement. In no event shall the Trust be liable for special, indirect or consequential damages, regardless of the form of action and even if the same were foreseeable.

5.2            Subject to the limitations of liability contained in this Agreement, including, without limitation, Section 6 below, Bank shall indemnify and hold the Trust and each Fund harmless from and against any and all direct losses, damages, costs and charges (“Liabilities”), in each case, which are incurred by the Trust on behalf of a Fund as the direct result of BNY’s negligence, bad faith, fraud, reckless disregard of its duties hereunder, or willful misconduct; provided, however, BNY shall not indemnify the Trust or any Fund for any Liabilities arising out of the Trust’s or a Fund’s negligence, bad faith, fraud, reckless disregard of its duties hereunder, or willful misconduct.

5.3            This indemnification provision shall apply to actions taken or omissions pursuant to this Agreement or an Authorized Participant Agreement.

6.            Standard of Care and Limitation of Liability

(a)            In performing its responsibilities under this Agreement, the Bank agrees to exercise reasonable care, prudence, expertise and diligence such as a person having responsibility for providing transfer agent services to investment companies registered under the 1940 Act would exercise (the “Standard of Care”); provided that, Bank assumes no responsibility and shall not be liable for any loss or damages arising out of the Bank’s performance of or failure to perform its duties under this Agreement except to the extent such losses or damages arise out of the Bank’s willful misconduct, bad faith, fraud, reckless disregard of its duties or negligence; provided further, Bank’s liability hereunder shall be subject to the limitations of liability contained in this Agreement including, without limitation, Article 6(b) below. The parties agree that any encoding or payment processing errors shall be governed by this Standard of Care, and not Section 4-209 of the Uniform Commercial Code which shall be superseded by this Article. In no event, and notwithstanding any provision herein to the contrary, shall either party be liable to the other party for any special, indirect, incidental, punitive or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees relating thereto) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, whether or not such party has advance notice thereof. For purposes of this Agreement, none of the following, on its own and considered in isolation, shall be or be deemed a breach of the Bank’s standard or care:

(i)            The conclusive reliance on or use by the Bank or its agents or subcontractors of information, records, documents, data or services which (i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust including but not limited to any previous transfer agent or registrar.

(ii)           The conclusive reliance on, or the carrying out by the Bank or its agents or subcontractors of, any instructions or requests of the Trust or instructions or requests on behalf of the Trust.

(iii)           The offer or sale of Shares by or for the Trust in violation of any requirement under the federal securities laws or regulations, or the securities laws or regulations of any state that such Shares be registered in such state, or any violation of any stop order or other determination or ruling by any federal agency, or by any state with respect to the offer or sale of Shares in such state.

(b)            Without limiting the generality of the foregoing and notwithstanding any other provision in this Agreement or applicable law to the contrary and except as may be agreed upon in writing by the parties, Bank, the Trust and each Fund agree that to the extent that Bank or any Bank affiliate providing services hereunder would otherwise be liable hereunder, in no event shall Bank’s and such Bank affiliate’s total maximum aggregate liability under this Agreement, whether based on a claim in contract or in tort, law or equity, for any reason and upon any cause of action whatsoever, exceed twelve (12) months’ fees (based on the fees paid by the Trust on behalf of the applicable for the services provided pursuant to this Agreement during the preceding 12 month period immediately preceding the event giving rise to the Loss) (the “Damage Cap”); provided, however, the Damage Cap shall not apply to those Losses which are caused by Bank’s or such Bank affiliate’s gross negligence, willful misconduct, or fraud.

7.            Concerning the Bank

7.1

(a)            The Bank may employ agents or attorneys-in-fact which are not affiliates of the Bank with the prior written consent of the Trust (which consent shall not be unreasonably withheld), and shall not be liable for any loss or expense arising out of, or in connection with, the actions or omissions to act of such agents or attorneys-in-fact, provided that the Bank acts in good faith and with reasonable care in the selection and retention of such agents or attorneys-in-fact.

(b)            The Bank may, at its own expense and without the prior consent of the Trust, enter into subcontracts, agreements and understandings with any Bank affiliate, whenever and on such terms and conditions as it deems necessary or appropriate to perform its services hereunder. No such subcontract, agreement or understanding shall discharge Bank from its obligations hereunder, and the Bank will be liable for the acts and omissions of any affiliate of the Bank as if the Bank provided such services directly.

7.2            The Bank shall be entitled to conclusively rely upon any written or oral instruction actually received by the Bank and reasonably believed by the Bank to be duly authorized and delivered. The Trust agrees to forward to the Bank written instructions confirming oral instructions by the close of business of the same day that such oral instructions are given to the Bank. The Trust, on behalf of its Funds, agrees that the fact that such confirming written instructions are not received or that contrary written instructions are received by the Bank shall in no way affect the validity or enforceability of transactions authorized by such oral instructions and effected by the Bank.

7.3            The Bank shall not be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) which occurring directly or indirectly by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement including, without limitation, work stoppages beyond the Bank’s control, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, non-performance by a third party, failure of the mails, communications, computer (hardware or software) services, or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above. Nor shall Bank be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than Bank to supply any instructions, explanations, information, specifications or documentation deemed necessary by Bank in the performance of its duties under this Agreement.

In the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond Bank’s control, Bank shall take reasonable steps to minimize service interruptions. The Bank will implement business resiliency and disaster recovery plans designed to minimize interruptions of services and ensure recovery of systems and applications used to provide the services. Such plans shall cover the facilities, systems, applications and employees that are critical to the provision of the services and specify recovery time and recovery point objectives. The Bank will regularly review such plans and at least once per year will conduct independent third party testing of same, attestations of which will be provided to the Trust upon request.

In the event that the Trust reasonably believes that the occurrence of any such event described in the previous paragraphs will substantially prevent, hinder or delay performance of the services contemplated by this Agreement for more than five (5) consecutive business days, the Trust may take commercially reasonable actions to mitigate the impact of such services not being provided, including, but not limited to, at the Trust’s expense, contracting with another service provider to provide such services during such period; provided, that the Trust shall consult with the Bank in good faith in connection with any such mitigation and the Bank shall provide the Trust reasonable assistance in good faith in connection therewith; provided, further, that the Bank shall resume providing, and the Trust shall pay for, such services when the Bank resumes providing them. Notwithstanding anything set forth in this Section 7.3, (a) in no event shall the Trust be obligated to pay any fees under this Agreement to the Bank with respect to any services not actually provided during any event described in this Section 7.3, and (b) the Trust shall have no responsibility to pay the Bank for services temporarily performed by a third party service provider.

7.4            The Bank shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and the Authorized Participant Agreement, and no covenant or obligation shall be implied against the Bank in connection with this Agreement, except as set forth in this Agreement and the Authorized Participant Agreement.

7.5            At any time the Bank may apply to an officer of the Trust, but is not obligated to do so, for written instructions with respect to any matter arising in connection with the Bank’s duties and obligations under this Agreement, and the Bank, its agents, and subcontractors shall not be liable for any action taken or omitted to be taken by such parties in good faith in accordance with such instructions. Such application by the Bank for instructions from an officer of the Trust may, at the option of the Bank, set forth in writing any action proposed to be taken or omitted to be taken by the Bank with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Bank shall not be liable for any action taken or omitted to be taken in good faith in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, the Bank has received written or oral instructions in response to such application specifying the action to be taken or omitted. In connection with the foregoing, the Bank may, at its own expense, consult with legal counsel of its own choosing, but is not obligated to do so, and advise the Trust if any instructions provided by the Trust at the request of the Bank pursuant to this Article or otherwise would, to the Bank’s knowledge, cause the Bank to take any action or omit to take any action contrary to any law, rule, regulation or commercially reasonable practice for similarly situated service providers. In the event a situation or circumstance arises whereby the Bank adopts a course of conduct in reliance upon written legal advice it has received (which need not be a formal opinion of counsel) and the course of conduct is not identical to the course of conduct contained in the instructions received from the Trust, the Bank may rely upon and follow the written legal advice without liability hereunder provided it otherwise acts in compliance with this Agreement and notifies the Trust in writing of its determination in advance.

7.6            The Bank, its agents and subcontractors may act upon any paper or document, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Bank or its agents or subcontractors by or on behalf of the Trust by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

7.7            The Bank shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by the Bank in connection with the services provided by the Bank hereunder. Notwithstanding the foregoing, the parties hereto acknowledge that the Trust shall retain all ownership rights in Trust data residing on the Bank’s electronic system.

7.8            Notwithstanding any provisions of this Agreement to the contrary, the Bank shall be under no duty or obligation to inquire into, and shall not be liable for:

(a)            The legality of the issue, sale or transfer of any Shares, the sufficiency of the amount to be received in connection therewith, or the authority of the Trust, on the behalf of a Fund, to request such issuance, sale or transfer;

(b)            The legality of the purchase of any Shares, the sufficiency of the amount to be paid in connection therewith, or the authority of the Trust, on the behalf of a Fund, to request such purchase;

(c)            The legality of the declaration of any dividend by the Trust, on the behalf of a Fund, or the legality of the issue of any Shares in payment of any stock dividend; or

(d)            The legality of any recapitalization or readjustment of the Shares.

7.9            Bank shall, no more than once in a rolling 12 month period, and upon request, (i) provide a copy of its most recent SSAE-18 or equivalent external audit report to the Trust, which the Trust may disclose solely to its internal or external auditors that are subject to written confidentiality obligations to use reasonable care to safeguard the report and prohibit disclosure to any third party and use for any purpose other than evaluating Bank’s security controls; (ii) engage a third party provider to perform penetration testing of the Bank systems used to provide the services and provide the Trust, upon request, confirmation of such testing; and (iii) participate in the Trust’s reasonable due diligence information security questionnaire process.

7.10           The Bank shall cooperate with the Trust’s independent public accountants and shall take reasonable actions to provide such information, as may be reasonably requested by the Trust from time to time, to such accountants for the expression of their opinion.

7.11           During the term of the Agreement, the Bank will implement and maintain an information security program (“ISP”) with written policies and procedures reasonably designed to protect the confidentiality and integrity of the Trust’s confidential information provided to the Bank in accordance with this Agreement and when in the Bank’s possession or under the Bank’s control (“Customer Data”). The ISP will include administrative, technical and physical safeguards, appropriate to the type of Customer Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Customer Data; (ii) protect against anticipated threats or hazards to the security or integrity of Customer Data; (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to Customer or its clients, and (iv) provide for secure disposal of Customer Data. The Bank’s program is dynamic and may be modified to address technological changes or changes in the threat landscape, the Bank’s business activities or other factors. The Bank reserves the right to modify the ISP at any time, provided that the Bank shall not diminish the overall level of protection this rider is intended to provide.

7.12           In the event of a declared Security Incident (as defined below), Bank will (i) promptly notify the Trust, (ii) provide updates to the Trust regarding Bank’s response and (iii) use reasonable efforts to implement measures designed to prevent a reoccurrence of Security Incidents of a similar nature. For purposes of this Agreement, “Security Incident” shall mean any known (i) breach of nonpublic personal information as defined in the Gramm-Leach-Bliley Act of 1999 that is notifiable under state law or (ii) loss or unauthorized access, disclosure, use, alteration or destruction of Customer Data or (iii) successful attempt to gain unauthorized access to, or disrupt or misuse a component of the Bank’s network that directly impacts its provision of the services or any known unsuccessful attempt to do the same that in the Bank’s reasonable determination is sufficiently serious enough to notify to the Trust.

7.13           Each of the parties acknowledges and agrees that given the nature of the services to be provided by Bank with respect to the Trust, it is the present intention of each party not to share or otherwise disseminate to the other party Customer Information in connection with this Agreement. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P). To the extent Customer Information is shared with Bank and SEC Regulation S-P and Federal Reserve Board Reg P apply, each party agrees comply with the elements of SEC Regulation S-P and Federal Reserve Board Reg P applicable to it and, with respect to BNY and for the avoidance of doubt, BNY agrees to comply with Section 7.11 above.

7.14           On a quarterly basis, the Bank will provide to the Trust a certification in connection with Rule 38a-1 under the 1940 Act, including an attestation as to whether there have been any material changes to the summaries of policies and procedures provided to the Trust, and sub-certifications related to the Sarbanes-Oxley Act of 2002. The Bank reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments.

7.15          The Bank will maintain, at all times during the term of this Agreement, insurance of the types and in the amounts as are commercially reasonable, taking into account the nature of its business, the associated risks and the cost and availability of insurance having commercially viable terms and conditions. The Bank agrees to provide the Trust with certificates of its applicable insurance coverage, and shall provide an update at the Trust’s written request, but no more frequently than annually.

8.            Providing of Documents by the Trust and Transfers of Shares

8.1            The Trust, on behalf of its Funds, shall promptly furnish to the Bank with a copy of its Declaration of Trust and all amendments thereto.

8.2            In the event that DTC ceases to be the Shareholder, the Bank shall re-register the Shares in the name of the successor to DTC as Shareholder upon receipt by the Bank of such documentation and assurances as it may reasonably require.

8.3            The Bank shall have no responsibility whatsoever with respect to of any beneficial interest in any of the Shares owned by the Shareholder.

8.4            The Trust, on behalf of its Funds, shall deliver to the Bank the following documents on or before the effective date of any increase, decrease or other change in the total number of Shares authorized to be issued, to the extent applicable:

(a)            A certified copy of the amendment to the Trust’s Declaration of Trust with respect to such increase, decrease or change; and

(b)            An opinion of counsel for the Trust, in a form satisfactory to the Bank, with respect to (i) the validity of the Shares, the obtaining of all necessary governmental consents, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulations (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefore), (ii) the status of the Trust with regard to the 1940 Act, and (iii) the due and proper listing of the Shares on all applicable securities exchanges.

8.5            Prior to the issuance of any additional Shares pursuant to stock dividends, stock splits or otherwise, and prior to any reduction in the number of Shares outstanding, the Trust shall deliver to the Bank:

(a)            A certified copy of the order or consent of each governmental or regulatory authority required by law as a prerequisite to the issuance or reduction of such Shares, as the case may be, and an opinion of counsel for the Trust that no other order or consent is required; and

(b)            (b) At the reasonable request of the Bank, an opinion of counsel for the Trust, in a form satisfactory to the Bank, with respect to (i) the validity of the Shares, the obtaining of all necessary governmental consents, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulations (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefore with respect to all Shares being offered for sale), (ii) the status of the Trust with regard to the 1940 Act, and (iii) the due and proper listing of the Shares on all applicable securities exchanges.

8.6            The Bank and the Trust agree that all books, records, confidential, non-public, or proprietary information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to, or otherwise in accordance with, this Agreement; and shall not be voluntarily disclosed to any person other than its auditors, accountants, regulators, employees, agents, attorneys-in-fact or counsel, except (i) as may be required in carrying out this this Agreement and (ii) as may be, or may become required by law, by administrative or judicial order or by rule, provided that the disclosing party shall give prompt notice to the other party of any such disclosure to the extent practicable and permitted by applicable law and upon the non-disclosing party’s request, the disclosing party will use reasonable efforts to obtain assurances from the relevant authority that confidential treatment will be accorded to the information that is required to be disclosed. To the extent required to be disclosed to third parties in carrying out this Agreement, the disclosing party shall require such third party to treat confidentially such information commensurate with this Section 8.6. Nothing in this Agreement shall be deemed to authorize the Bank to waive attorney-client, work product or other legal privilege by or on behalf of the Trust or its investment adviser. The Bank has established and maintains policies and measures reasonably designed to protect the confidentiality of customer information, and will subject information hereunder to such policies and measures. The foregoing confidentiality obligation shall not apply to any information to the extent: (i) it is already known to the receiving party at the time it is obtained; (ii) it is or becomes publicly known or available through no wrongful act of the receiving party: (iii) it is rightfully received from a third party who, to the receiving party’s knowledge, is not under a duty of confidentiality; (iv) it is released by the protected party to a third party without restriction; or (v) it has been or is independently developed or obtained by the receiving party without reference to the information provided by the protected party. The parties acknowledge and agree that any breach or threatened breach of this Section would cause financial damage and irreparable harm to the non-breaching party for which money damages will not be an adequate remedy. Accordingly, in the event of a breach or threatened breach of this Section, the non-breaching party, in addition to, and not in limitation of, all other rights and remedies such party may have, shall be entitled to an injunction restraining disclosure or misuse, in whole or in part, of any confidential information.

8.7            In case of any requests or demands for the inspection of the Shareholder records of the Trust, the Bank will promptly employ reasonable commercial efforts to notify the Trust and secure instructions from an authorized officer of the Trust as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records when requested pursuant to, or required by, applicable law, regulation or legal process.

9.            Termination of Agreement

9.1            This Agreement shall be effective on the date first written above and, unless terminated pursuant to its terms, shall continue until 11:59 PM on the date which is the third anniversary of such date (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

9.2            This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless the Trust or the Bank gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM on the last day of the Initial Term or Renewal Term, as applicable.

9.3            If a party materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non Defaulting Party”) may give written notice thereof to the Defaulting Party ("Breach Notice"), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party ("Breach Termination Notice"), in which case this Agreement shall terminate as of 11:59 PM on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non Defaulting Party shall not constitute a waiver by the Non Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

9.4            Notwithstanding any other provision of this Agreement, a party may in its sole discretion terminate this Agreement immediately by sending notice thereof to the other party upon the happening of any of the following: (i) the other party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the other party any such case or proceeding; (ii)  the other party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the other party or any substantial part of its property or there is commenced against the other party any such case or proceeding; (iii) the other party makes a general assignment for the benefit of creditors; or (iv) the other party admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. A party may exercise its termination right under this Section 9.4 at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by a party of its termination right under this Section 9.4 shall be without any prejudice to any other remedies or rights available to such party and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding the provisions of Section 17, notice of termination under this Section 9.4 shall be considered given and effective when given, not when received.

9.5            Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust.

9.6            The terms of Article 2 (with respect to fees and expenses incurred prior to termination), Article 5 and Article 6 shall survive any termination of this Agreement.

9.7            Upon termination of the Agreement, the Bank will (i) surrender all records maintained by the Bank in accordance with Section 1.2(e) above, and (ii) at the Trust’s request, offer assistance in converting, within a reasonable time frame agreed to by the parties, the transition of the Trust’s records from the Bank’s systems to the services or systems designated by the Trust for such transition, subject to compensation of the Bank for such assistance at its standard rates and fees in effect at that time.

10.            Additional Fund

In the event that the Trust establishes one or more additional fund of Shares with respect to which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such additional issuance shall become Shares hereunder.

11.            Assignment

11.1           Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Notwithstanding the foregoing, the Bank may assign or delegate certain of its obligations hereunder to an affiliate or subsidiary of the Bank without the Trust’s prior written consent, provided that the Bank shall remain responsible for the actions and omissions of such affiliate or subsidiary as if such actions or omissions were taken by the Bank. The Bank shall notify the Trust promptly following the execution of any agreement that would result in, or would be expected to result in, a change of control of Bank; provided that such information is publicly available information and that Bank makes such information available to its clients generally.

11.2           This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

12.            Severability and Beneficiaries

12.1           In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, the legality and enforceability of the remaining provisions shall not in any way be affected thereby provided that the obligation of the Trust to pay is conditioned upon provision of services to the Trust by the Bank.

12.2          This Agreement is solely for the benefit of the Bank and the Trust, on behalf of its Funds, and none of any Participant (as defined in the Authorized Participant Agreement), the Distributor, any Shareholder or beneficial owner of any Shares shall be or be deemed a third party beneficiary of this Agreement.

13.           Amendment

This Agreement may be amended or modified by a written agreement executed by both parties.

14.           New York Law to Apply

This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The Trust and the Bank hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The Trust, on behalf of its Funds, and the Bank hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The Trust and the Bank each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

15.           [Reserved.]

16.           Merger of Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

17.           Notices

All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

If to the Bank:

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention: ETF Operations

with a copy to:

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention: Legal Dept. – Asset Servicing

If to the Trust:

Baillie Gifford ETF Trust

780 Third Avenue, 43rd Floor

New York, New York 10017

with a copy to:

Baillie Gifford ETF Trust

Calton Square

1 Greenside Row

Edinburgh, EH1 3AN

Attention: North American Shareholder Services team

18.           Information Sharing

The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Group”). The BNY Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Trust consents to the disclosure of and authorizes the Bank to disclose information regarding the Trust (“Customer-Related Data”) to the BNY Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) the Bank may store the names and business contact information of the Trust’s employees and representatives on the systems or in the records of the BNY Group or its service providers. The BNY Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Group, and notwithstanding anything in this Agreement to the contrary the BNY Group will own all such aggregated data, provided that the BNY Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular customer or can be reverse engineered to identify Customer-Related Data with a particular customer. Each Trust, on behalf of its Funds, confirms that it is authorized to consent to the foregoing.

19.           Counterparts

This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

20.           Limitations and liabilities of the Trustees and Several Obligations of the Funds

20.1           A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees individually but are binding only upon the assets and property of the applicable Fund. The Bank acknowledges and agrees that any obligations and liabilities of the Trust or any Fund arising hereunder shall not be binding upon any of the shareholders, Trustees, officers or employees of the Trust, as provided in the Trust’s charter documents, and that, to the extent the Trustees are regarded as entering into this Agreement, they do so only in their capacity as trustees and not individually. The Bank further acknowledges and agrees that it shall look solely to the property of the applicable Fund for the performance of any obligation or liability of the Trust hereunder.

20.2          Obligations of Trusts and Funds Not Joint. For the avoidance of doubt, each Trust listed on Appendix A hereto is acknowledged to have separately executed this Agreement on behalf of itself and its Funds and this Agreement shall be deemed to be a separate agreement with respect to each Trust. Under no circumstances, and notwithstanding anything in this Agreement to the contrary, shall any one Trust or its Funds be liable for the obligations, actions or omissions of any other Trust or its Funds under this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the latest date set forth below.

BAILLIE GIFFORD ETF TRUST, IN ITS OWN
CAPACITY AND ON BEHALF OF EACH FUND OF
THE TRUST LISTED ON APPENDIX A

By:	/s/ Lesley-Anne Archibald
Name: Lesley-Anne Archibald
Title: Vice President

Date: March 3, 2026

THE BANK OF NEW YORK MELLON

By:	/s/ Allison M. Gardner
Name: Allison M. Gardner
Title: Senior Vice President

Date: March 3, 2026

APPENDIX A

Baillie Gifford ETF Trust

Funds

Baillie Gifford International Concentrated Growth Equities Fund

Baillie Gifford U.S. Equity Growth Fund

Baillie Gifford Long Term Global Growth Fund

Baillie Gifford Emerging Markets Equities Fund

Baillie Gifford International Alpha Fund

SCHEDULE A

Books And Records To Be Maintained By The Bank

Source Documents requesting Creations and Redemptions

Details of orders, Authorized Participant, order size, order date.

Correspondence/Authorized Participant Inquiries

Reconciliations, bank statements, copies of canceled checks, cash proofs

Daily/Monthly reconciliation of outstanding Shares between the Trust and DTC

Dividend Records

Year-end Statements and Tax Forms

EXHIBIT A

Form of Authorized Participant Agreement